UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2013

OCZ TECHNOLOGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-34650	04-3651093
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6373 San Ignacio Avenue

San Jose, California 95119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 733-8400

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 2, 2013 OCZ Technology Group, Inc. (“OCZ” ) entered into an Asset Purchase Agreement (the “Agreement”) with Toshiba Corporation., a Japanese company (“Toshiba”), whereby the Company would sell to Toshiba, and Toshiba would purchase and acquire from OCZ, certain assets of OCZ and of certain of its wholly-owned subsidiaries (the “Acquired Subsidiaries”). The transaction will be subject to Sections 105, 363 and 365 of Chapter 11 of Title 11 of the United States Code, including a marketing process. The Agreement includes certain customary representations and warranties and covenants. The Agreement also provides for a $1,050,000 break-up fee payable to Toshiba in certain events, as well the reimbursement of Toshiba’s expenses (up to $750,000) in certain instances.

The Agreement provides for consideration to be paid by Toshiba in the form of assumption of obligations and payment in cash to the Company of an aggregate of $35,000,000, less (x) the amount of debtor-in-possession financing provided by Toshiba to the company (approximately $23,500,000) and (y) the amount of liabilities as of the closing date of the Acquired Subsidiaries in excess of $500,000 (excluding cash and cash equivalents) over the aggregate amount of liabilities reflected on the balance sheet for such Acquired Subsidiary as of October 31, 2013 (in each case excluding intercompany liabilities).

The transaction is subject to certain closing conditions, including:

•	No law, judgment or proceeding prohibiting the transaction;

•	Receipt of necessary competition law approvals;

•	Approval by the Bankruptcy Court of the transaction;

•	Compliance with covenants (certified by an officer of OCZ);

•	Accuracy of representations and warranties (certified by an officer of OCZ);

•	Certain customary closing deliveries;

•	No material adverse effect;

•	Approval by the Bankruptcy Court of the expense reimbursement and break-up fee provisions

•	Approval by the Bankruptcy Court of the assumption and assignment of the contracts (including real property leases) to be transferred to Toshiba in connection with the transaction;

•	Payment by OCZ of all amounts required to cure all defaults under each contract to be transferred to Toshiba as required under the Bankruptcy Code;

•	Agreement of at least 80% of specified business employees and 70% of all other business employees to be employed by Buyer (or an Acquired Subsidiary) following the closing, in each case on specified terms and conditions (certified by an officer of OCZ);

•	Third party consents required under specified key contracts (certified by an officer of OCZ); and

•	Satisfaction of the principal amount due under the prepetition senior loans or a written instruction to Toshiba that such amount shall be paid directly (and deducted) from the purchase price.

Item 1.03 Bankruptcy or Receivership.

On December 2, 2013 OCZ and its wholly-owned domestic subsidiaries, (together with OCZ the “Debtors”) filed voluntary petitions (the “Chapter 11 Petitions”) for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). Their Chapter 11 cases are jointly administered under the lead case, captioned as In re OCZ Technology Group, Inc. et al., Case No. 13-13126. The Debtors will continue to manage their properties and operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. The Debtors’ direct and indirect subsidiaries in other jurisdictions are not included in the U.S. bankruptcy filings and no bankruptcy, insolvency, or similar proceedings have been initiated with respect to any other subsidiaries.

On December 2, 2013, OCZ issued a press release relating to the foregoing matters, a copy of which is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Number	Exhibit

99.2	Press Release dated December 2, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCZ TECHNOLOGY GROUP, INC.

By:	/S/ Rafael Torres
Rafael Torres
Chief Financial Officer

Date: December 6, 2013

EXHIBIT INDEX

Number	Description

99.2	Press Release dated December 2, 2013